Exhibit 5.1 Reed Smith LLP 435 Sixth Avenue Pittsburgh, PA 15219-1886 412.288.3131 Fax 412.288.3063
Pasquale D. Gentile, Jr. Direct Phone: 412.288.4112 Email: pgentile@reedsmith.com
February 3, 2006

Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA 15212

Re: Registration Statement on Form S-8

Gentlemen and Ladies:

We have acted as special counsel to Matthews International Corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the “Act”) relating to up to 395,562 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”) which may be issued to directors of the Company under the Company’s 1994 Directors Fee Plan (as amended, the "Plan"). The Plan provides that either authorized but unissued or reacquired shares of Common Stock may be issued under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

In connection with this opinion, we have examined, among other things:

(1) the Restated Articles of Incorporation and By-laws of the Company;

(2) resolutions adopted by the Board of Directors of the Company on November 16, 2004 authorizing the issuance of additional shares of Common Stock to be reserved for issuance under the Plan;

(3) the Plan, as currently in effect; and

(4) a certification confirming the approval by the shareholders of the Company on February 17, 2005 of the Board of Director’s authorization to issue additional shares under the Plan.

Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion:

LONDON u NEW YORK u LOS ANGELES u SAN FRANCISCO u WASHINGTON, D.C. u PHILADELPHIA u PITTSBURGH u OAKLAND

MUNICH u PRINCETON u FALLS CHURCH u WILMINGTON u NEWARK u MIDLANDS, U.K. u CENTURY CITY u RICHMOND u LEESBURG

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(a) The Company has been duly incorporated and is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania; and

(b) The shares of Common Stock being registered and which may be issued or amended by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,
/s/ Reed Smith LLP

PDG, Jr.